Exhibit 10.2

ATTORNEY GENERAL OF THE STATE OF NEW YORK INVESTOR PROTECTION BUREAU	x :
IN THE MATTER OF
:
TD AMERITRADE, INC.	:
: x

ASSURANCE OF DISCONTINUANCE
PURSUANT TO EXECUTIVE LAW § 63(15)
     On April 14, 2008, the Office of the Attorney General of the State of New York (the “Attorney General”), commenced an investigation, pursuant to Article 23-A of the General Business Law (the “Martin Act”), of TD Ameritrade, Inc. (“TD Ameritrade”), concerning TD Ameritrade’s marketing and sale of auction rate securities (the “Investigation”). This Assurance of Discontinuance (“Assurance”) contains the findings of the Attorney General’s Investigation and the relief agreed to by the Attorney General and TD Ameritrade.
FINDINGS
     The Attorney General finds as follows:
I. Relevant Entity
     1. TD Ameritrade is a New York corporation. It is licensed to do business in the State of New York and has offices located in New York City. TD Ameritrade is a registered broker/dealer offering brokerage and investment products and services to investors across the United States. TD Ameritrade was formed as a result of the consolidation of retail brokerage operations of Ameritrade, Inc. and TD Waterhouse Investors Services, Inc. following Ameritrade Holding Corporation’s acquisition of TD Waterhouse Group, Inc. on January 24, 2006 (the “Merger Date”).

II. Background on Auction Rate Securities
     2. Auction rate securities are long-term bonds issued by municipalities, corporations and student loan companies, or perpetual equity instruments issued by closed end mutual funds, with variable interest rates that reset through a bidding process known as a Dutch auction.
     3. At a Dutch auction, bidders generally state the number of auction rate securities they wish to purchase and the minimum interest rate they are willing to accept. Bids are ranked, from lowest to highest, according to the minimum interest rate each bidder is willing to accept. The lowest interest rate required to sell all of the auction rate securities available at auction, known as the “clearing rate,” becomes the rate paid to all holders of that particular security until the next auction. The process is then repeated, typically every 7, 28 or 35 days.
     4. When there are not enough orders to purchase all of the auction rate securities being sold, a “failed” auction occurs. In the event of a failed auction, investors cannot sell their auction rate securities.
     5. To facilitate the auction process, the issuers of the auction rate securities select one or more broker-dealers to underwrite the offering and/or manage the auction process.
     6. TD Ameritrade did not act as an underwriter, manager or agent for any issuer of auction rate securities. Rather, TD Ameritrade acted as agent, both on a solicited and unsolicited basis, for its customers by submitting their bids to purchase and orders to sell auction rate securities. TD Ameritrade received revenue in connection with auction rate securities, including a fee for acting as an agent for its customers.

III.	TD Ameritrade Made Misrepresentations to Certain Investors in Connection With the Sale of Auction Rate Securities
     7. TD Ameritrade represented to certain of its customers that auction rate securities were “money market alternatives” and “liquid investments.” It did so through its registered representatives, who represented to certain investors that auction rate securities were highly liquid, safe, cash-equivalent investments.
     8. These representations were misleading as to certain investors. Auction rate securities were in fact different from money market funds. As discussed above, the liquidity of an auction rate security relied on the successful operation of the Dutch auction process. In the event of a failed auction, investors can not sell their auction rate securities and are stuck holding long-term investments. As discussed below, starting in the Fall of 2007, the auction rate securities market faced dislocation and an increased risk of failure.
     9. Since the inception of the auction rate securities market, certain other broker-dealers submitted support bids, purchase orders for the entirety of an auction rate security issue they underwrote and for which they acted as the sole or lead broker. Support bids were broker-dealers’ proprietary orders that would be filled, in whole or in part, if there was otherwise insufficient demand in an auction. When broker-dealers purchased auction rate securities through support bids, auction rate securities were recorded on the broker-dealers’ balance sheets.
     10. As a distributing broker-dealer, TD Ameritrade did not submit bids to support the auctions and did not hold any significant inventory of auction rate securities in its proprietary account.

     11. Because investors could not ascertain how much of an auction was filled through broker-dealer proprietary trades, investors could not determine if auctions were clearing because of normal marketplace demand, or because broker-dealers were making up for lack of demand through support bids. Generally, investors were also not aware that the auction rate securities market was dependent upon broker-dealers’ use of support bids for its operation. There was no way for investors to monitor supply and demand in the market or to assess when broker-dealers may decide to stop supporting the market, which could cause its collapse.

IV.	By the Fall of 2007, The Auction Rate Securities Market Faced Dislocation
     12. In August 2007, the credit crisis and other deteriorating market conditions strained the auction rate securities market. Some institutional investors withdrew from the market, decreasing demand for auction rate securities.
     13. From the Fall of 2007 through February of 2008, demand for auction rate securities continued to erode and many broker-dealers’ auction rate securities inventory reached unprecedented levels. In February 2008, many broker-dealers stopped supporting the auctions. Without the benefit of support bids, the auction rate securities market collapsed, leaving investors who had been led to believe that these securities were “money market alternatives” and “liquid investments,” appropriate for managing short-term cash needs, holding long-term or perpetual securities that could not be sold at par value.
V. Violations
     14. The foregoing acts and practices of TD Ameritrade violated provisions of the Martin Act, Article 23-A of the General Business Law.

     15. The foregoing acts and practices of TD Ameritrade violated provisions of § 349 of the General Business Law.
     16. The foregoing acts and practices of TD Ameritrade violated provisions of § 63(12) of the Executive Law.
AGREEMENT
     WHEREAS, the parties agree to settle allegations that TD Ameritrade’s conduct violated the Martin Act, General Business Law § 349 and Executive Law § 63(12) and the Attorney General can bring an action when misrepresentations are made in connection with the sale of securities and scienter need not be proven to establish a violation of the Martin Act, General Business Law § 349 and Executive Law § 63(12);
     WHEREAS, TD Ameritrade neither admits nor denies the Attorney General’s Findings set forth above;
     WHEREAS, the Attorney General is willing to accept the terms of the Assurance pursuant to New York Executive Law § 63(15), and to discontinue, as described in paragraph 52 below, its Investigation of TD Ameritrade; and
     WHEREAS, the parties each believe that the obligations imposed by this Assurance are prudent and appropriate;
     IT IS HEREBY UNDERSTOOD AND AGREED, by and between the parties, that:

I. Relief for Auction Rate Security Investors
     A. Purchases from Auction Rate Securities Investors
     17. TD Ameritrade will provide liquidity to Eligible Investors, as defined below, by purchasing Eligible Auction Rate Securities, as defined below, that have failed at auction at least once since February 13, 2008, at par, in the manner described below.
     18. “Eligible Auction Rate Securities,” for the purposes of this Assurance shall mean auction rate securities purchased at TD Ameritrade on or before February 13, 2008 and that have failed at auction at least once since February 13, 2008. Notwithstanding the foregoing definition, Eligible Auction Rate Securities shall not include auction rate securities that were purchased at TD Ameritrade or entities acquired by TD Ameritrade’s parent companies in accounts owned, managed or advised by or through independent registered investment advisers.
     19. “Eligible Investors,” for the purposes of this Assurance, shall mean the following current and former account owners who purchased Eligible Auction Rate Securities at TD Ameritrade on or before February 13, 2008, did not transfer such Eligible Auction Rate Securities away from TD Ameritrade prior to the Merger Date, and held those securities on February 13, 2008:
a.	Natural persons (including their IRA accounts, testamentary trust and estate accounts, custodian UGMA and UTMA accounts, and guardianship accounts);

b.	Charities, endowments or foundations with Internal Revenue Code Section501(c)(3) status; or

c.	Small Businesses and Institutions. For purposes of this provision, “Small Businesses and Institutions” shall mean the following account owners with total assets at TD Ameritrade of $10 million or less as of March 13, 2009: trusts; corporate trusts; corporations; employee pension plans/ERISA and Taft Hartley Act plans; educational institutions; incorporated not-for-profit organizations; limited liability companies; limited partnerships; non-public companies; partnerships; personal holding companies; unincorporated associations; and government and quasi-government entities.
i.	In calculating total assets at TD Ameritrade for the purposes of Paragraph 19(c), TD Ameritrade may include household accounts.

ii.	If an account owner described within Paragraph 19(c) transferred its Eligible Auction Rate Securities away from TD Ameritrade prior to March 13, 2009, then the date of the account owner’s request to transfer its Eligible Auction Rate Securities shall be used for determining whether the account owner had $10 million or less at TD Ameritrade.

iii.	“Small Businesses and Institutions” shall not include broker-dealers or banks acting as conduits for their customers, or customers that had total assets of greater than $50 million as of the date of this Assurance.

iv.	In no event shall TD Ameritrade be required by this Assurance to purchase more than $10 million of auction rate securities from any Small Business or Institution.
     20. TD Ameritrade shall offer to purchase, at par plus accrued and unpaid dividends/interest, from Eligible Investors their Eligible Auction Rate Securities that have failed at auction at least once since February 13, 2008 (the “Purchase Offer”). The Purchase Offer shall remain open as follows:
a.	First Offer Period. For those Eligible Investors with assets at TD Ameritrade of $250,000 or less as of March 13, 2009, the Purchase Offer shall remain open for a period of seventy-five (75) days from the date on which the Purchase Offer was sent (“First Offer Period”). To the extent that any Eligible Investor transferred their Eligible Auction Rate Securities away from TD Ameritrade before March 13, 2009, then the measurement date for the $250,000 threshold shall be the date on which the transfer was requested by the Eligible Investor.

b.	Second Offer Period. For those Eligible Investors with assets at TD Ameritrade of more than $250,000 as of March 13, 2009, the Purchase Offer shall remain open until at least March 23, 2010 (“Second Offer Period”), subject to extension pursuant to paragraph 23(b) below. To the extent that any Eligible Investor transferred their Eligible Auction Rate Securities away from TD Ameritrade before March 13, 2009, then the measurement date for the $250,000 threshold shall be the date on which the transfer was requested by the Eligible Investor.

     21. No later than fifteen (15) business days from the date of this Assurance, TD Ameritrade shall undertake its best efforts to identify and provide notice to Eligible Investors of the relevant terms of this Assurance. Said notice shall explain what Eligible Investors must do to accept, in whole or in part, the Purchase Offer, including how Eligible Investors may accept the Purchase Offer. TD Ameritrade shall also provide written notice of the relevant terms of this Assurance to any subsequently identified Eligible Investors.
     22. To the extent that any Eligible Investors have not responded to the Purchase Offer on or before forty-five (45) days before the end of the applicable offer period (defined in paragraph 20(a) and (b) above), TD Ameritrade shall provide any such Eligible Investor with a second written notice informing them again of the Purchase Offer, including the date by which the applicable offer period will end. TD Ameritrade shall also inform them of the relevant terms of this Assurance and any other material issues regarding the Eligible Investors’ rights.
     23. Eligible Investors may accept the Purchase Offer by notifying TD Ameritrade, as described in the Purchase Offer, at any time before midnight, Eastern Time, on the last day of the applicable offer period. An acceptance must be received by TD Ameritrade prior to the expiration of the applicable offer period, or any extension thereof, to be effective. The purchases will be conducted as follows:
a.	Purchases Relating to Eligible Investors to Whom the First Offer Period Applies. For those Eligible Investors to whom the First Offer Period applies, and who accept the Purchase Offer within the First Offer Period, TD Ameritrade shall purchase their Eligible Auction

Rate Securities no later than five (5) business days following the expiration of the First Offer Period.

b.	Purchases Relating to Eligible Investors to Whom the Second Offer Period Applies. For those Eligible Investors to whom the Second Offer Period applies, and who accept the Purchase Offer within the Second Offer Period, TD Ameritrade shall purchase their Eligible Auction Rate Securities as soon as practicable and, in any event, no later than five (5) business days following the expiration of the Second Offer Period (the “Purchase Deadline”). TD Ameritrade shall use its best efforts to effectuate all purchases under this paragraph by March 31, 2010, and in no event shall the purchases extend beyond June 30, 2010. In the event TD Ameritrade’s purchases under this paragraph extend beyond March 23, 2010, then the Second Offer Period shall be extended from March 23, 2010 until June 23, 2010.

c.	An Eligible Investor may revoke their acceptance of TD Ameritrade’s Purchase Offer at any time up until TD Ameritrade purchases such Eligible Investor’s Eligible Auction Rate Securities or provides notice of TD Ameritrade’s intent to purchase such Eligible Auction Rate Securities.

d.	TD Ameritrade’s obligation under this paragraph to those Eligible Investors who custodied their Eligible Auction Rate Securities away from TD Ameritrade as of the date of this Assurance shall be contingent on: (1) TD Ameritrade receiving reasonably satisfactory assurance from the financial institution currently holding the Eligible Investor’s Eligible Auction Rate Securities that the bidding rights associated with such Eligible Auction Rate Securities will be transferred to TD Ameritrade; and (2) transfer of the Eligible Auction Rate Securities back to TD Ameritrade.

e.	TD Ameritrade shall use its best efforts to identify, contact and assist any Eligible Investor who has transferred the Eligible Auction Rate Securities out of TD Ameritrade’s custody in returning such Auction Rate Securities to TD Ameritrade’s custody, and shall not charge such Eligible Investor any fees relating to or in connection with the return to TD Ameritrade or custodianship by TD Ameritrade of such Eligible Auction Rate Securities.
     24. In the event that TD Ameritrade receives a purchase request from a customer who purchased Eligible Auction Rate Securities at TD Ameritrade prior to February 13, 2008, but who transferred such Eligible Auction Rate Securities away from TD Ameritrade prior to the Merger Date, TD Ameritrade shall engage in good faith negotiations with such customer in an attempt to resolve the customer’s request. TD Ameritrade shall promptly notify the Attorney General of all such requests.
     25. No later than two (2) business days after the date of this Assurance, TD Ameritrade shall establish: (a) a dedicated toll-free telephone assistance line, with appropriate staffing, to provide information and to respond to questions concerning the terms of this Assurance; and (b) a public Internet page on its corporate Web site(s), with a prominent link to that page appearing on TD Ameritrade’s relevant homepage(s), to provide information concerning the terms of this Assurance and, via an e-mail address or other reasonable means, to respond to questions concerning the terms of this Assurance. TD Ameritrade shall maintain the telephone assistance line and Internet page through at least the last day of the Purchase Deadline, or any extension thereof.
     B. Relief for Eligible Investors Who Sold Below Par
     27. No later than seventy-five (75) days from the date of this Assurance, TD Ameritrade shall undertake its best efforts to identify any Eligible Investor who sold Eligible Auction Rate Securities below par between February 13, 2008 and the date of this Assurance (“Below Par Seller”) and pay them the difference between par and the price at which the Eligible Investor sold the Eligible Auction Rate Securities, plus reasonable interest thereon. TD Ameritrade shall promptly pay any such Below Par Seller identified thereafter.
     C. Reimbursement for Related Loan Expenses
     28. As soon as practicable, but not later than seventy-five (75) days from the date of this Assurance, TD Ameritrade shall make best efforts to identify Eligible Investors who took out loans from TD Ameritrade after February 13, 2008, that were secured by Eligible Auction Rate Securities that were not successfully auctioning at the time the loan was taken out from TD Ameritrade, and paid interest associated with the auction rate securities based portion of those loans in excess of the total interest and dividends received on the auction rate securities during the duration of the loan. TD Ameritrade shall reimburse such customers promptly for the excess expense, plus reasonable interest thereon.

     D. Consequential Damages Arbitration Process
     29. TD Ameritrade shall consent to participate in a special arbitration process (“Arbitration”) for the exclusive purpose of arbitrating any Eligible Investor’s consequential damages claim arising from their inability to sell Eligible Auction Rate Securities. TD Ameritrade shall notify Eligible Investors of the terms of the Arbitration process through the notice described in paragraph 21 above.
     30. The Arbitration shall be conducted by a single public arbitrator (as defined by section 12100(u) of the NASD Code of Arbitration Procedures for Customer Disputes, eff. April 16, 2007), under the auspices of FINRA. TD Ameritrade will pay all applicable forum and filing fees.
     31. Any Eligible Investors who choose to pursue such claims in the Arbitration shall bear the burden of proving that they suffered consequential damages and that such damages were caused by their inability to access funds invested in Eligible Auction Rate Securities. In the Arbitration, TD Ameritrade shall be able to defend itself against such claims; provided, however, that TD Ameritrade shall not contest liability for the illiquidity of the underlying auction rate securities position or use as part of its defense any decision by an Eligible Investor not to borrow money from TD Ameritrade.
     32. Eligible Investors who elect to use the special arbitration process provided for herein shall not be eligible for punitive damages, or for any other type of damages other than consequential damages.
     33. All customers, including but not limited to Eligible Investors who avail themselves of the relief provided pursuant to this Assurance, may pursue any remedies against TD Ameritrade available under the law. However, Eligible Investors that elect to utilize the special arbitration process set forth above are limited to the remedies available in that process and may not bring or pursue a claim relating to Eligible Auction Rate Securities in another forum.
     E. Reports and Meetings
     34. Within 45 days of the end of each month beginning with a report covering the month ended after the date of this Assurance and continuing through and including a report covering the month ended June 30, 2010, TD Ameritrade shall submit a monthly written report detailing TD Ameritrade’s progress with respect to its obligations pursuant to this Assurance. TD Ameritrade shall, at the option of the Attorney General, confer with the Attorney General on a quarterly basis to discuss TD Ameritrade’s progress to date. Such quarterly meetings shall continue until June 2010. The reporting or meeting deadlines set forth above may be amended with written permission from the Attorney General.
     F. Other Relief
     35. TD Ameritrade admits the jurisdiction of the Attorney General. TD Ameritrade will cease and desist from engaging in any acts in violation of the Martin Act, General Business Law § 349 and/or Executive Law § 63(12) and will comply with the Martin Act, General Business Law § 349 and Executive Law § 63(12).
II. Other Provisions
     36. The Attorney General retains the right under Executive Law § 63(15) to compel compliance with this Assurance. Evidence of a violation of this Assurance proven in a court of competent jurisdiction shall constitute prima facie proof of a violation of the Martin Act, General Business Law §349 and/or Executive Law §63(12)

in any civil action or proceeding hereafter commenced by the Attorney General against TD Ameritrade.
     37. Should the Attorney General prove in a court of competent jurisdiction that a material breach of this Assurance by TD Ameritrade has occurred, TD Ameritrade shall pay to the Attorney General the cost, if any, of such determination and of enforcing this Assurance, including without limitation legal fees, expenses and court costs.
     38. If TD Ameritrade defaults on any obligation under this Assurance, the Attorney General may terminate this Assurance, at his sole discretion, upon 10 days written notice to TD Ameritrade. TD Ameritrade agrees that any statute of limitations or other time related defenses applicable to the subject of the Assurance and any claims arising from or relating thereto are tolled from and after the date of this Assurance. In the event of such termination, TD Ameritrade expressly agrees and acknowledges that this Assurance shall in no way bar or otherwise preclude the Attorney General from commencing, conducting or prosecuting any investigation, action or proceeding, however denominated, related to the Assurance, against TD Ameritrade, or from using in any way any statements, documents or other materials produced or provided by TD Ameritrade prior to or after the date of this Assurance, including, without limitation, such statements, documents or other materials, if any, provided for purposes of settlement negotiations, except as may otherwise be provided in a written agreement with the Attorney General.
     39. Except in an action by the Attorney General to enforce the obligations of TD Ameritrade in this Assurance or in the event of termination of this Assurance by the Attorney General, neither this Assurance nor any acts performed or documents executed in furtherance of this Assurance: (a) may be deemed or used as an admission of, or evidence of, the validity of any alleged wrongdoing, liability or lack of wrongdoing or liability; or (b) may be deemed or used as an admission of or evidence of any such alleged fault or omission of TD Ameritrade in any civil, criminal, arbitration or administrative proceeding in any court, administrative agency or other tribunal. This Assurance shall not confer any rights upon persons or entities who are not a party to this Assurance.
     40. TD Ameritrade shall cooperate fully and promptly with the Attorney General and shall use its best efforts to ensure that all the current and former officers, directors, trustees, agents, members, partners and employees of TD Ameritrade (and of any of TD Ameritrade’s parent companies, subsidiaries or affiliates) cooperate fully and promptly with the Attorney General in any pending or subsequently initiated investigation, litigation or other proceeding relating to auction rate securities and/or the subject matter of the Assurance. Such cooperation shall include, without limitation, and on a best efforts basis:
(a)	production, voluntarily and without service of subpoena, upon the request of the Attorney General, of all documents or other tangible evidence requested by the Attorney General and any compilations or summaries of information or data that the Attorney General requests that TD Ameritrade (or TD Ameritrade’s parent companies, subsidiaries or affiliates) prepare, except to the extent such production would require the disclosure of information protected by the attorney-client and/or work product privileges;

(b)	without the necessity of a subpoena, having the current (and making all reasonable efforts to cause the former) officers, directors, trustees, agents, members, partners and employees of TD Ameritrade (and of any of TD Ameritrade’s parent companies, subsidiaries or affiliates) attend any Proceedings (as hereinafter defined) in New York State or elsewhere at which the presence of any such persons is requested by the Attorney General and having such current (and making all reasonable efforts to cause the former) officers, directors, trustees, agents, members, partners and employees answer any and all inquiries that may be put by the Attorney General to any of them at any proceedings or otherwise, except to the extent such production would require the disclosure of information protected by the attorney-client and/or work product privileges; “Proceedings” include, but are not limited to, any meetings, interviews, depositions, hearings, trials, grand jury proceedings or other proceedings;

(c)	fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession, custody or control (or the possession, custody or control of TD Ameritrade parent companies, subsidiaries or affiliates) relevant to all inquiries made by the Attorney General concerning the subject matter of the Assurance, except to the extent such inquiries call for the disclosure of information protected by the attorney-client and/or work product privileges; and

(d)	making outside counsel reasonably available to provide comprehensive presentations concerning any internal investigation relating to all matters in the Assurance and to answer questions, except to the extent such presentations or questions call for the disclosure of information protected by the attorney-client and/or work product privileges.
     41. In the event TD Ameritrade fails to comply with paragraph 40 of the Assurance, the Attorney General shall be entitled to specific performance, in addition to any other available remedies.
     42. The Attorney General has agreed to the terms of this Assurance based on, among other things, the representations made to the Attorney General by TD Ameritrade, its counsel, and the Attorney General’s own factual Investigation. To the extent that any material representations are later found to be inaccurate or misleading, this Assurance is voidable by the Attorney General in its sole discretion.

     43. TD Ameritrade shall, upon request by the Attorney General, provide all documentation and information reasonably necessary for the Attorney General to verify compliance with this Assurance.
     44. All notices, reports, requests, and other communications to any party pursuant to this Assurance shall be in writing and shall be directed as follows:
     If to TD Ameritrade:
Richard J. Morvillo, Esq.
Mayer Brown LLP
1909 K Street, N.W.
Washington, DC 20006-1101
     If to the Attorney General:
Office of the Attorney General of the State of New York
120 Broadway, 23rd Floor
New York, New York 10271
Attn: David A. Markowitz
     45. This Assurance and any dispute related thereto shall be governed by the laws of the State of New York without regard to any conflicts of laws principles.
     46. TD Ameritrade consents to the jurisdiction of the Attorney General in any proceeding or action to enforce this Assurance.
     47. TD Ameritrade agrees not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any finding in this Assurance or creating the impression that this Assurance is without factual basis. Nothing in this paragraph affects TD Ameritrade’s: (a) testimonial obligations; or (b) right to take legal or factual positions in defense of litigation or other legal proceedings to which the Attorney General is not a party.

     48. This Assurance may not be amended except by an instrument in writing signed on behalf of all the parties to this Assurance.
     49. This Assurance constitutes the entire agreement between the Attorney General and TD Ameritrade and supersedes any prior communication, understanding or agreement, whether written or oral, concerning the subject matter of this Assurance. No representation, inducement, promise, understanding, condition or warranty not set forth in this Assurance has been relied upon by any party to this Assurance.
     50. In the event that one or more provisions contained in this Assurance shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Assurance.
     51. This Assurance may be executed in one or more counterparts, and shall become effective when such counterparts have been signed by each of the parties hereto.
     52. Upon execution by the parties to this Assurance, the Attorney General agrees to suspend, pursuant to Executive Law § 63(15), this Investigation as and against TD Ameritrade solely with respect to its marketing and sale of auction rate securities to Eligible Investors. The Attorney General reserves the right to investigate and commence any proceeding the Attorney General deems appropriate, in its sole discretion, relating in any way to (a) customers who request a purchase from TD Ameritrade and who purchased Eligible Auction Rate Securities at TD Ameritrade prior to February 13, 2008, but transferred such Eligible Auction Rate Securities away prior to the Merger Date; or (b) any account owner described in Paragraph 19(c) above that was excluded from the definition of Eligible Investor because it had over $10 million in assets at TD Ameritrade or total assets greater than $50 million.
     53. Any payments and all correspondence related to this Assurance must reference AOD # 09-116.
     WHEREFORE, the following signatures are affixed hereto on the dates set forth below.
ANDREW M. CUOMO,
Attorney General of the State of New York

By:	/s/ DAVID A. MARKOWITZ
David A. Markowitz
Chief, Investor Protection Bureau
120 Broadway, 23rd Floor
New York, New York 10271
(212) 416-8198
Dated: July 20, 2009

TD AMERITRADE, INC.

By:	/s/ WILLIAM J. GERBER
Name: William J. Gerber
Title: Executive Vice President, Chief Financial Officer
ACKNOWLEDGMENT
     On this 14 day of July, 2009, before me personally came William J. Gerber, known to me, who, being duly sworn by me, did depose and say that he is the Executive Vice President, Chief Financial Officer of TD Ameritrade, Inc. the entity described in the foregoing Assurance, and is duly authorized by TD Ameritrade, Inc. to execute the same, and that he signed his name in my presence by like authorization.

/s/ NANCY L. LOWREY
Notary Public
My commission expires:
May 4, 2012
Assurance of Discontinuance
Reviewed By:

/s/ PAT S. CONTI
Attorneys for TD Ameritrade, Inc.
Dated: July 14, 2009